Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated March 26, 2021.

Pricing Supplement dated      , 2021 to the
Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020 and
Prospectus dated June 18, 2019
The Toronto-Dominion Bank $[●] Autocallable Contingent Income Barrier Participation Notes Linked to the Shares of the ARK Innovation ETF Due September 29, 2022
The Toronto-Dominion Bank (“TD” or “we”) is offering the Autocallable Contingent Income Barrier Participation Notes  (the “Notes”) linked to the shares of the ARK Innovation ETF (the “Reference Asset”), which is an actively-managed ETF that does not attempt to track an index or other benchmark. If, on any quarterly Observation Date (ending approximately 3 months prior to the Final Valuation Date), the Closing Price of the Reference Asset is greater than or equal to the Contingent Payment Barrier Price, which is equal to 60.00% of the Initial Price, the Notes will pay a Contingent Payment of $30.00 on the related Contingent Payment Date. The Notes will be automatically called if, on any Call Observation Date, the Closing Price of the Reference Asset is greater than or equal to the Call Threshold Price, which is equal to 100.00% of the Initial Price. If the Notes are automatically called, on the first following Contingent Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Payment otherwise due. No further amounts will be owed under the Notes.
If the Notes are not automatically called, the amount we pay at maturity, if anything, will depend on the percentage and direction change in the price of the Reference Asset from the Initial Price to the Final Price (the “Percentage Change”) and whether the Closing Price of the Reference Asset on the Final Valuation Date (the “Final Price”) is equal to, greater than or less than the Barrier Price, which is equal to 60.00% of the Initial Price, calculated as follows:
•	If the Final Price is greater than the Initial Price, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change
•	If the Final Price is equal to or less than the Initial Price and greater than or equal to the Barrier Price, the Principal Amount of $1,000.
•	If the Final Price is less than the Barrier Price, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Percentage Change from the Initial Price to the Final Price. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Payments or the return of the Principal Amount and, if the Final Price is less than the Barrier Price, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated November 6, 2020 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
The estimated value of your Notes on the Pricing Date is expected to be between $900.00 and $940.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-10 and “Additional Information Regarding the Estimated Value of the Notes” on page P-21 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$30.00	$970.00
Total	$	$	$
1 TD Securities (USA) LLC (“TDS”), an affiliate of TD, will purchase the Notes from TD at the public offering price less an underwriting discount of $30.00 (3.00%) per $1,000.00 Principal Amount of the Notes. TDS will sell the Notes to Jefferies LLC (“Jefferies” and, together with TDS the “Agents”) at the public offering price less all or a portion of the underwriting discount received. The Agents may also use all or a portion of their commissions on the Notes to pay selling concessions or fees to other dealers. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-1

Autocallable Contingent Income Barrier Participation Notes Linked to the Shares of the ARK Innovation ETF Due September 29, 2022

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Income Barrier Participation Notes
Term:	Approximately 18 months, subject to an automatic call
Reference Asset:	The shares of the ARK Innovation ETF (Bloomberg Ticker: ARKK UP, the “ARKK Fund”)
Target Index:
Not Applicable. The ARKK Fund is an actively-managed exchange-traded fund, meaning it does not attempt to track an index or other benchmark. See “Additional Risk Factors — Risks Relating to Characteristics of the Reference Asset” and “Information Regarding the Reference Asset” herein for additional information.

CUSIP / ISIN:	89114TEP3 / US89114TEP30
Agents:	TDS and Jefferies
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Strike Date:	March 25, 2021
Pricing Date:	March 26, 2021
Issue Date:	March 30, 2021
Final Valuation Date:
September 26, 2022, subject to postponement if such day is not a Trading Day or for market and other disruptions in the same manner as an Observation Date, as described herein under “Observation Date”.

Maturity Date:
September 29, 2022, subject to postponement in the same manner as a Contingent Payment Date as described herein under “Observation Dates” or, if such day is not a Business Day, the next following Business Day.

Call Feature:
If the Closing Price of the Reference Asset on any Call Observation Date is greater than or equal to the Call Threshold Price, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus any Contingent Payment otherwise due. No further amounts will be owed to you under the Notes.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-2

Call Threshold Price:
$114.42, which is 100.00% of the Initial Price.
The Call Threshold Price is determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:
Quarterly, on the 26th calendar day of each March, June, September and December, commencing on September 26, 2021 and ending on June 26, 2022, or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Call Observation Date, the Call Observation Date will be postponed until the next Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the Call Observation Date be postponed by more than eight Trading Days. If the determination of the Closing Price of the Reference Asset for any Call Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Price of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Price that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Call Observation Date, no market disruption event occurs or is continuing with respect to the Reference Asset, the Call Observation Date will be made on the originally scheduled Call Observation Date. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Contingent Payment:
If the Closing Price of the Reference Asset is greater than or equal to the Contingent Payment Barrier Price on any Observation Date, a Contingent Payment of $30.00 will be paid to you on the corresponding Contingent Payment Date.
If the Closing Price of the Reference Asset is less than the Contingent Payment Barrier Price on any Observation Date, you will receive no Contingent Payment on the corresponding Contingent Payment Date.
All amounts used in or resulting from any calculation relating to a Contingent Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Payments on the Notes are not guaranteed and no Contingent Payment will be made on any date after the last Contingent Payment Date (which is approximately 3 months prior to the Maturity Date). You will not receive a Contingent Payment on a Contingent Payment Date if the Closing Price of the Reference Asset on the related Observation Date is less than the Contingent Payment Barrier Price.

Contingent Payment Barrier Price:
$68.652, which is 60.00% of the Initial Price.
The Contingent Payment Barrier Price is determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-3

Observation Dates:
Quarterly, on the 26th calendar day of each March, June, September and December, commencing on June 26, 2021 and ending on June 26, 2022, or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Observation Date, the Observation Date will be postponed until the next Trading Day on which no market disruption event occurs or is continuing. In no event, however, will any Observation Date be postponed by more than eight Trading Days. If the determination of the Closing Price of the Reference Asset for any Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Price will be determined. In such an event, the Calculation Agent will estimate the Closing Price that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Observation Date, no market disruption event is occurring, the Observation Date will be made on the originally scheduled Observation Date. If a Observation Date is postponed, the corresponding Contingent Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Contingent Payment Dates:
With respect to each Observation Date, the third Business Day following the relevant Observation Date, subject to postponement as described above under “— Observation Dates” or, if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
•    If the Final Price is greater than the Initial Price:
$1,000 + ($1,000 x Percentage Change).
•    If the Final Price is equal to or less than the Initial Price and greater than or equal to the Barrier Price:
Principal Amount of $1,000.
•    If the Final Price is less than the Barrier Price:
$1,000 + ($1,000 x Percentage Change).
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Initial Price:
$114.42, which is the Closing Price of the Reference Asset on the Strike Date and not on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Price:
The Closing Price will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) of the Reference Asset on a per-share or other unit basis, on any Trading Day or, if the Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Reference Asset.

Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date.
Barrier Price:	$68.652, which is 60.00% of the Initial Price, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.
Monitoring Period:	Final Valuation Date Monitoring

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-4

Trading Day:	A day on which the principal trading market(s) for the Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Asset. Pursuant to this approach, it is likely that any Contingent Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:	The Business Day preceding the relevant payment date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020: http://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Price is less than the Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount.
Contingent Payments on the Notes are not guaranteed and no Contingent Payment will be made on any date after the last Contingent Payment Date (which is approximately 3 months prior to the Maturity Date).
Contingent Payments on the Notes are not guaranteed. You will not receive a Contingent Payment on a Contingent Payment Date if the Closing Price of the Reference Asset on the related Observation Date is less than the Contingent Payment Barrier Price. Additionally, the last Observation Date is approximately 3 months prior to the Final Valuation Date and no Contingent Payment will be payable on any date thereafter (including the Final Valuation Date), regardless of the Closing Price or Final Price of the Reference Asset. If the Closing Price of the Reference Asset is less than the Contingent Payment Barrier Price on each Observation Date over the term of the Notes, you will not receive any Contingent Payments. This non-payment of Contingent Payments generally coincides with a greater risk of principal loss on your Notes at maturity.
The Ability to Participate in Any Appreciation of the Reference Asset Applies Only at Maturity.
The ability to participate in any appreciation of the Reference Asset applies only at maturity. If the Notes are called on any Call Payment Date, the payment per Note will be limited to the Principal Amount plus any Contingent Payment otherwise due, regardless of the Closing Price of the Reference Asset on the related Call Observation Date. Similarly, the payment on any Contingent Payment Date will be limited to any Contingent Payment otherwise due, irrespective of the Closing Price of the Reference Asset on the related Observation Date.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Payments. Additionally, the last Contingent Payment Date occurs prior to the Maturity Date. Even if your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amounts Payable on the Notes Are Not Linked to the Price of the Reference Asset at Any Time Other Than on the Observation Dates, Call Observation Dates and Final Valuation Date.
Any payments on the Notes will be based on the Closing Price of the Reference Asset only on the relevant Observation Date, Call Observation Date or the Final Valuation Date. Even if the market value of the Reference Asset appreciates prior to the relevant Observation Date but then drops on that day to a Closing Price that is less than the Contingent Payment Barrier Price and Call Threshold Price, you will not receive any Contingent Payment on the corresponding Contingent Payment Date and the Notes will not be automatically called. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Price of the Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual price of the Reference Asset at other times during the term of the Notes may be higher than the price on one or more Observation Dates, Call Observation Dates or the Final Valuation Date, any Contingent Payments on the Notes, whether the Notes are automatically called and the Payment at Maturity will be based solely on the Closing Price of the Reference Asset on the applicable Observation Date, Call Observation Dates or Final Valuation Date. Additionally, if you are able to sell your Notes prior to a Call Payment Date or the Maturity Date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Asset at such time is greater than or equal to the Contingent Payment Barrier Price, Call Threshold Price and/or Barrier Price.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-7

The Terms of the Notes Will Reflect, In Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Asset’s volatility, the more likely it is that the Closing Price of the Reference Asset could be less than the Call Threshold Price or Contingent Payment Barrier Price on a Call Observation Date or Observation Date and that the Final Price could be less than the Barrier Price on the Final Valuation Date. Volatility means the magnitude and frequency of changes in the price of the Reference Asset. This greater risk will generally be reflected in a higher Contingent Payment for the Notes than the coupons that would be payable on our conventional debt securities of comparable maturity or a lower Contingent Payment Barrier Price or Barrier Price. However, while the Contingent Payment, Contingent Payment Barrier Price and Barrier Price are set on the Strike Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Asset could fall sharply on the Observation Dates, resulting in few or no Contingent Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.
You Will Have No Rights to Receive Any Shares of the Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on the Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Adviser, or any other rights with respect to the Reference Asset Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Reference Asset.
Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, its Investment Adviser (the “Investment Adviser”), the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock and commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituents and Reference Asset Constituent Issuers and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Investment Adviser and the Reference Asset for your Notes. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement and the Investment Adviser’s SEC filings. We urge you to review financial and other information filed periodically by the Investment Adviser with the SEC.
You Will Have No Rights That a Holder of Shares of the Reference Asset or any Reference Asset Constituents Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions Made in Connection With the Reference Asset or any Reference Asset Constituents During the Term of the Notes.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Asset and you will not have any voting rights, any rights to receive dividends or other distributions, or any other rights against the Investment Adviser, or any other rights with respect to the Reference Asset or any Reference Asset Constituents. Furthermore, investing in the Notes will not make you a holder of shares of the Reference Asset and you will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the Investment Adviser. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset or any Reference Asset Constituents and will not reflected or be adjusted for any dividends paid or other distributions made in connection with them.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-8

The Value of the Reference Asset May Not Completely Track its NAV.
The net asset value (“NAV”) of an ETF, including the Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Reference Asset and may adversely affect the liquidity and prices of the Reference Asset, perhaps significantly. For any of these reasons, the market value of the Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to the Reference Asset Could Adversely Affect the Notes.
The Investment Adviser is responsible for calculating and maintaining the Reference Asset. The Investment Adviser can add, delete or substitute the Reference Asset Constituents. The Investment Adviser may make other methodological changes to the Reference Asset that could change the value of the Reference Asset at any time. If one or more of these events occurs, the Closing Price of the Reference Asset may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the market value of, and any amount payable on, the Notes.
There Are Liquidity and Management Risks Associated with an ETF.
Although shares of the Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The Reference Asset is subject to management risk, which is the risk that the Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.
The Reference Asset is an Actively Managed ETF and is Subject to Management Risk.
An actively managed ETF involves the buying and selling of securities based on its Investment Adviser’s economic, financial and market analysis and investment judgment. Unlike a passively managed ETF, which attempts to replicate or approximate the investment performance of a certain target index by investing in a portfolio of stocks that generally replicate or provide a representative sample of such target index, an actively managed ETF does not attempt to track a target index or other benchmark, and the investment decisions for an actively managed ETF are instead made by, and subject to the management risk of, its Investment Adviser. The Investment Adviser of an actively managed ETF may adopt a strategy that is significantly riskier than the indexing strategy employed by a passively managed ETF, and an actively managed ETF is subject to the risk that the investment strategy of its Investment Adviser may not produce the intended results. Additionally, the discretion by an Investment Adviser of an actively-managed ETF will generally be broader relative to a passively managed ETF due to the absence of investment parameters and/or guidelines associated with passively managed ETFs and their underlying target indices. Accordingly, the performance of an actively managed ETF depends significantly on the ability of its Investment Adviser to successfully implement the actively managed ETF’s investment strategy and upon the skill and expertise of certain key personnel of such Investment Adviser. There can be no assurance that the Investment Adviser will be able to successfully implement the Reference Asset’s investment strategy. Investors are urged to independently evaluate the Reference Asset and the Investment Adviser.
The Notes are Subject to Risks Associated with Disruptive Innovation Companies.
The Reference Asset’s investment strategy involves exposure to companies that the Investment Adviser believes are capitalizing on disruptive innovation and developing technologies to displace older technologies or create new markets (“disruptive innovation companies”). However, the Reference Asset Constituents selected by the Investment Adviser may not in fact do so. Companies that initially develop a novel technology may not be able to capitalize on such technology. Companies that develop disruptive technologies may face political or legal attacks from competitors, industry groups and/or local or national governments. Disruptive innovation companies may also be exposed to risks applicable to sectors other than the disruptive innovation theme for which they are chosen, and the securities issued by these companies may underperform the securities of other companies within that sector or that are primarily focused on a similar theme. The Reference Asset may invest in companies that do not currently derive any revenue, or derives only a small portion of revenue, from disruptive innovations or technologies, and there is no assurance that any Reference Asset Constituents will derive any revenue from disruptive innovations or technologies in the future. The failure of a disruptive innovation or technology, or failure of an Reference Asset Constituent Issuer to derive revenue from any such innovation or technology, may adversely affect the value of such Reference Asset Constituent and, therefore, the Reference Asset and the market value of, and return on, the Notes.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-9

The Notes are Subject to Risks Associated with Emerging Markets.
The Reference Asset Constituents held by the Reference Asset consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The Reference Asset Constituents may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Prices, which could, in turn, adversely affect the value of, and any amount payable on, the Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities Markets.
Because some of the Reference Asset Constituents are publicly traded in non-U.S. countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the non-U.S. securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.
The Notes May Be Subject to Non-U.S. Currency Exchange Rate Risk.
The Reference Asset Constituents held by the Reference Asset may be traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of the Reference Asset Constituents that are quoted and traded in a currency other than U.S. dollars are converted into U.S. dollars for purposes of calculating the price of the Reference Asset. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents are denominated. The values of the currencies of the Reference Asset Constituents may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The price of the Reference Asset will depend on the extent to which the relevant non-U.S. currencies, if any, strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Reference Asset Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of such Reference Asset Constituent, and therefore the price of the Reference Asset, will be adversely affected and the value of, and any amount payable on, the Notes may decrease.
The U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payment on, and the market value of, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-10

The Notes are Subject to Risks Associated with Mid-, Small- and Micro- Capitalization Companies.
The Notes are subject to risks associated with mid-, small- and micro- capitalization companies because the Reference Asset is comprised in part of Reference Asset Constituents that may be considered mid-, small- and/or micro- capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Reference Asset may be more volatile than an ETF in which a greater percentage of the Reference Asset Constituents are issued by large-capitalization companies. Stock prices of mid-, small- and micro- capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-, small- and micro- capitalization companies may be thinly traded. In addition, mid-, small- and micro- capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid, small- and micro- capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
We Have No Affiliation with the Investment Adviser and Will Not Be Responsible for Any Actions Taken by Such Entity.
The Investment Adviser is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. The Investment Adviser does not have any obligation of any sort with respect to the Notes. Thus, the Investment Adviser does not have any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Investment Adviser.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-11

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agents, other affiliates of ours or their affiliates or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agents, other affiliates of ours or their affiliates or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agents May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market (if the Agents makes a market in the Notes, which they are not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agents may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agents may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset, and as a result, you may suffer substantial losses.
If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Price of the Reference Asset remains equal to or greater that the Barrier Price and Contingent Payment Barrier Price or increases to greater than the Initial Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-12

You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Price, and therefore the Call Threshold Price, Contingent Payment Barrier Price and Barrier Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by the Investment Adviser or a third party may nevertheless adversely affect the price of the Reference Asset, and adversely affect the value of your Notes.
The Observation Dates, Call Observation Dates, Final Valuation Date and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
Each Observation Date, Call Observation Date, Final Valuation Date and related payment date (including the Maturity Date) is subject to postponement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement and under “Summary—Call Observation Dates” and “—Observation Dates” herein.
Trading and Business Activities by the Bank, the Agents or Our or Their Respective Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agents and our and their respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our or their respective affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We and/or one or more of our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or one or more the Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, the Agents and our and their respective affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agents and our and their respective affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agents’ and our or their respective affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agents and/or our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agents and/or one or more of our or their respective affiliates may affect the price of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of, and any amounts payable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-13

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Prices and Percentage Changes of the Reference Asset used to illustrate the calculation of whether a Contingent Payment is payable on a Contingent Payment Date and the Payment at Maturity are not estimates or forecasts of the Initial Price, the Closing Price, the Final Price or the price of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume an Initial Price of $100.00, a Contingent Payment Barrier Price of $60.00 (60.00% of the Initial Price), a Barrier Price of $60.00 (60.00% of the Initial Price) a Contingent Payment of $30.00 per Note, that a holder purchased Notes with a Principal Amount of $1,000, that the Observation Dates, Call Observation Dates and Final Valuation Date are as set forth elsewhere in this pricing supplement and that no market disruption event occurs on any Call Observation Date, Observation Date or the Final Valuation Date. The actual terms of the Notes are set forth elsewhere in this pricing supplement.

Example 1 —	The Closing Price is Greater than or Equal to the Contingent Payment Barrier Price on the First Two Observation Dates and on the First Call Observation Date and The Notes are Automatically Called.

Applicable Date(s)	Closing Price	Payment (per Note)
First Observation Date	$105.00 (greater than or equal to the Call Threshold Price and Contingent Payment Barrier Price)	$30.00 (Contingent Payment – Not Callable)
Second Observation Date and First Call Observation Date	$115.00 (greater than or equal to the Call Threshold Price and Contingent Payment Barrier Price)	$1,030.00 (Total Payment upon Automatic Call)
Because the Closing Price of the Reference Asset is greater than or equal to the Call Threshold Price and the Contingent Payment Barrier Price on the first Call Observation Date, (which is approximately six months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,030.00 per Note, reflecting the Principal Amount plus the applicable Contingent Payment. When added to the Contingent Payment of $30.00 paid in respect of the prior Contingent Payment Date, TD will have paid you a total of $1,060.00 per Note, a return of 6.00% per Note. No further amounts will be owed under the Notes.

Example 2 —
The Closing Price of the Reference Asset is Greater than or Equal to the Contingent Payment Barrier Price on Each of the Observation Dates, the Notes Are Not Automatically Called and the Final Price is Greater Than the Initial Price.

Applicable Date(s)	Closing Price	Payment (per Note)
First Observation Date	$85.00 (greater than or equal to the Contingent Payment Barrier Price; less than the Call Threshold Price)	$30.00 (Contingent Payment)
Second through Fifth Observation Dates; First through Fourth Call Observation Dates	Various (all greater than or equal to the Contingent Payment Barrier Price; less than the Call Threshold Price)	$120.00 (Aggregate Contingent Payments)
Final Valuation Date	$120.00 (greater than the Initial Price)	= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x 20.00%)
= $1,200.00 (Total Payment on Maturity Date)
Because the Closing Price of the Reference Asset on each of the Observation Dates is greater than or equal to the Contingent Payment Barrier Price and less than the Call Threshold Price on each Call Observation Date, we will pay the Contingent Payment on each corresponding Contingent Payment Date and the Notes will not be subject to an automatic call. Because the Final Price is greater than the Initial Price on the Final Valuation Date you will participate in the appreciation of the Reference Asset and, on the Maturity Date we will pay you a cash payment equal to $1,200.00 per Note. When added to the Contingent Payments of $150.00 paid in respect of the Contingent Payment Dates, TD will have paid you a total of $1,350.00 per Note, a return of 35.00% per Note.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-14

Example 3 —
The Closing Price of the Reference Asset is Greater than or Equal to the Contingent Payment Barrier Price on Each of the Observation Dates, the Notes Are Not Automatically Called and the Final Price is Equal to or Less Than the Initial Price and Greater Than or Equal to the Barrier Price.

Applicable Date(s)	Closing Price	Payment (per Note)
First Observation Date	$85.00 (greater than or equal to the Contingent Payment Barrier Price; less than the Call Threshold Price)	$30.00 (Contingent Payment)
Second through Fifth Observation Dates; First through Fourth Call Observation Dates	Various (all greater than or equal to the Contingent Payment Barrier Price; less than the Call Threshold Price)	$120.00 (Aggregate Contingent Payments)
Final Valuation Date	$100.00 (equal to or less than the Initial Price; greater than or equal to the Barrier Price)	$1,000.00 (Total Payment on Maturity Date)

Because the Closing Price of the Reference Asset on each of the Observation Dates is greater than or equal to the Contingent Payment Barrier Price and less than the Call Threshold Price on each Call Observation Date, we will pay the Contingent Payment on each corresponding Contingent Payment Date and the Notes will not be subject to an automatic call. Because the Final Price is equal to or less than the Initial Price and greater than or equal to the Barrier Price on the Final Valuation Date, on the Maturity Date we will pay you a cash payment equal to $1,000.00 per Note. When added to the Contingent Payments of $150.00 paid in respect of the Contingent Payment Dates, TD will have paid you a total of $1,150.00 per Note, a return of 15.00% per Note.

Example 4 —
The Closing Price of the Reference Asset is Less than the Contingent Payment Barrier Price on Each of the Observation Dates, the Notes Are Not Automatically Called and the Final Price is Equal to or Less Than the Initial Price and Greater Than or Equal to the Barrier Price.

Applicable Date(s)	Closing Price	Payment (per Note)
First Observation Date	$65.00 (less than the Contingent Payment Barrier Price and Call Threshold Price)	$0
Second through Fifth Observation Dates; First through Fourth Call Observation Dates	Various (all less than the Contingent Payment Barrier Price and Call Threshold Price)	$0
Final Valuation Date	$80.00 (equal to or less than the Initial Price; greater than or equal to the Barrier Price)	$1,000.00 (Total Payment on Maturity Date)

Because the Closing Price of the Reference Asset on each of the Observation Dates is less than the Contingent Payment Barrier Price and less than the Call Threshold Price on each Call Observation Date, we will not pay the Contingent Payment on any corresponding Contingent Payment Date and the Notes will not be subject to an automatic call. Because the Final Price is equal to or less than the Initial Price and greater than or equal to the Barrier Price on the Final Valuation Date, on the Maturity Date we will pay you a cash payment equal to $1,000.00 per Note, reflecting the Principal Amount, for a total of $1,000.00 per Note, a return of 0.00% per Note.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-15

Example 5 —
The Closing Price of the Reference Asset is Less than the Contingent Payment Barrier Price on Each of the Observation Dates, the Notes Are Not Automatically Called and the Final Price is Less Than the Barrier Price.

Applicable Date(s)	Closing Price	Payment (per Note)
First Observation Date	$45.00 (less than the Contingent Payment Barrier Price and Call Threshold Price)	$0
Second through Fifth Observation Dates; First through Fourth Call Observation Dates	Various (all less than the Contingent Payment Barrier Price and Call Threshold Price)	$0
Final Valuation Date	$40.00 (less than the Barrier Price)	= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x –60.00%) = $400.00 (Total Payment on Maturity Date)

Because the Closing Price of the Reference Asset on each of the Observation Dates is less than the Contingent Payment Barrier Price and less than the Call Threshold Price on each Call Observation Date, we will not pay the Contingent Payment on any corresponding Contingent Payment Date and the Notes will not be subject to an automatic call. Because the Final Price is less than the Barrier Price, on the Maturity Date we will pay you a cash payment that is less than the Principal Amount, if anything, equal to the sum of the Principal Amount plus the product of the Principal Amount and Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.

In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC	JEFFERIES LLC
P-16

Information Regarding the Reference Asset
We have derived all information contained in this document regarding the Reference Asset from publicly available information. We have not conducted any independent review or due diligence of any publicly available information with respect to the Reference Asset. You should make your own investigation into the Reference Asset.
Included on the following pages is a brief description of the Reference Asset. This information has been obtained from publicly available sources. Set forth below is a graph that provides the historical performance for the Reference Asset for the specified periods. We obtained the historical information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. The Closing Prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. You should not take the historical performance of the Reference Asset as an indication of its future performance. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
The Reference Asset is registered under the Securities Act of 1933, the Investment Company Act of 1940, each as amended, and/or the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. Information filed with the SEC by the Reference Asset Issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.
ARK Innovation ETF
We have derived all information contained herein regarding the ARK Innovation ETF (the “ARKK Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, the ARKK Fund’s Investment Adviser, ARK Investment Management LLC (“ARK LLC” or the “Investment Adviser”).
The ARKK Fund is actively managed by the Investment Adviser, and is one of the separate investment portfolios that constitute the ARK ETF Trust (the “ARK Trust”). Unlike a passively managed ETF, an actively managed ETF such as the ARKK Fund does not attempt to track an index or other benchmark; all investment decisions are instead made by the actively managed ETF’s Investment Adviser, here ARK LLC.
The ARKK Fund seeks long-term growth of capital by investing in companies that ARK LLC determines are relevant to the ARKK Fund’s investment theme of “disruptive innovation”. ARK LLC defines “disruptive innovation” as the introduction of a technologically enabled new product or service that potentially changes the way the world works. ARK LLC believes that companies relevant to this theme are those that rely on or benefit from the development of new products or services, technological improvements and advancements in scientific research relating to the areas of: genomics (the study of genes and their functions and related techniques); innovation in automation and manufacturing, transportation, energy, artificial intelligence and materials; the increased use of shared technology, infrastructure and services; and technologies that make financial services more efficient.
The ARKK Fund is classified as a “non-diversified” investment company, which means that it may concentrate a high percentage of its assets in a limited number of issuers. Under normal circumstances, the ARKK Fund will invest at least 65% of its assets in U.S. and non-U.S. equity securities (including common stocks, partnership interests, business trust shares and other equity investments or ownership interests in business enterprises) of companies that ARK LLC determines, based on its analysis, are relevant to the investment theme of disruptive innovation.
Select information regarding the ARKK Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the ARKK Fund’s website. Expenses of the ARKK Fund reduce the net asset value of the assets of the Reference Asset Constituents and, therefore, reduce the value of the shares of the ARKK Fund.
The ARKK Fund is actively managed and is therefore subject to management risk. In managing the ARKK Fund, ARK LLC applies investment strategies, techniques and analyses in making investment decisions for the ARKK Fund, but there can be no guarantee that these actions will produce the intended results. The ability of ARK LLC to successfully implement the ARKK Fund’s investment strategy will significantly influence the ARKK Fund’s performance.
Shares of the ARKK Fund are listed on the NYSE Arca under ticker symbol “ARKK”.
In making your investment decision you should review the prospectus related to the ARKK Fund.
Information from outside sources and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the ARKK Fund.
Information filed by the ARK Trust with the SEC, including the prospectus for the ARKK Fund, can be found by reference to its SEC file numbers: 333-191019 and 811-22883 or its CIK Code: 0001579982.

TD SECURITIES (USA) LLC	JEFFERIES LLC
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Historical Information
The graph below illustrates the performance of the Reference Asset from October 31, 2014 to March 25, 2021. The dotted lines represent the Call Threshold Price of $114.42, which is equal to 100.00% of the Initial Price and the Contingent Payment Barrier Price and the Barrier Price of $68.652, which is equal to 60.00% of the Initial Price.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
ARK Innovation ETF (ARKK)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TD SECURITIES (USA) LLC	JEFFERIES LLC
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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, any Contingent Payments paid on the Notes (including any Contingent Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition of your Notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Payments, which would be treated as ordinary income) and your tax basis in the Notes. Your tax basis in a Note generally should equal your cost for the Note. Subject to the discussion below regarding the constructive ownership rules of Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Payment Date, but that could be attributed to an expected Contingent Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Section 1260. Because the Reference Asset is an ETF, there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A constructive ownership transaction includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Notes is treated as a constructive ownership transaction, any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes).
It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the net underlying long-term capital gain would be computed in respect of the Notes. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying passthru entity at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Reference Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Reference Asset directly and that the application of the constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Notes. However, it is also possible that all or a portion of your gain with respect to the Notes could be treated as Excess Gain because the Reference Asset is an ETF, the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Notes the holder had invested, pro rata, the Principal Amount of the Notes in shares of the Reference Asset and sold those shares for their fair market value on the date the Notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Notes could be Excess Gain if you purchase the Notes for an amount that is less than the Principal Amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Reference Asset. Furthermore, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Notes after one year could be treated as Excess Gain from a constructive ownership transaction, which gain would be recharacterized as ordinary

TD SECURITIES (USA) LLC	JEFFERIES LLC
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income, and subject to an interest charge. Because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisors regarding the potential application of the constructive ownership rules to an investment in the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization  (including possible treatment as a “constructive ownership” transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income, possibly in excess of any Contingent Payments received and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	JEFFERIES LLC
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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS and Jefferies as the Agents for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement and TDS will sell the Notes to Jefferies at the public offering price less all or a portion of the underwriting discount received. The Agents may also use all or a portion of their commissions on the Notes to pay selling concessions or fees to other dealers. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be  conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	JEFFERIES LLC
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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were set on the Strike Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	JEFFERIES LLC
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